Exhibits 8.1 and 23.1

[Letterhead of Morgan, Lewis & Bockius LLP]

April 23, 2024

Verizon ABS II LLC
One Verizon Way
Basking Ridge, New Jersey 07920

Re:	Verizon Master Trust, Series 2024-3

Ladies and Gentlemen:

We have acted as special counsel to Verizon ABS II LLC, a Delaware limited liability company (the “Depositor”) and Verizon Master Trust, a Delaware statutory trust (the “Trust”) in connection with the offering and sale of $604,635,000 aggregate principal amount of 5.34% Asset Backed Notes, Class A-1a (the “Class A-1a Notes”), $175,000,000 aggregate principal amount of Compounded SOFR + 0.58% Asset Backed Notes, Class A-1b (the “Class A-1b Notes”, and together with the Class A-1a Notes, the “Class A Notes”), $59,605,000 aggregate principal amount of 5.54% Asset Backed Notes, Class B (the “Class B Notes”) and $35,760,000 aggregate principal amount of 5.73% Asset Backed Notes, Class C (the “Class C Notes”, and together with the Class A Notes and the Class B Notes, the “Notes”) issued by the Trust.  The Notes will be offered and sold to the Underwriters (as defined below) by the Trust pursuant to the Underwriting Agreement, dated as of April 16, 2024 (the “Underwriting Agreement”), by and among the Trust, Cellco Partnership d/b/a Verizon Wireless, and each of Wells Fargo Securities, LLC, Mizuho Securities USA LLC, RBC Capital Markets, LLC and SMBC Nikko Securities America, Inc., as representatives of the several underwriters identified therein (collectively, the “Underwriters”).

In connection with the issuance and sale of the Notes, the Depositor has prepared a prospectus dated April 16, 2024 (together with any documents and other information incorporated therein by reference, each in the form prepared for use by the Underwriters in confirming sales of the Notes, are together called the “Prospectus”).  The Trust was formed pursuant to a Trust Agreement, dated as of February 3, 2021, between the Depositor and Wilmington Trust, National Association, as owner trustee (the “Owner Trustee”), as amended and restated by the Amended and Restated Trust Agreement, dated as of May 25, 2021, as amended, between the Depositor and the Owner Trustee.

The Depositor has filed with the Securities and Exchange Commission a registration statement on Form SF-3 (Registration Nos. 333‑253034 and 333-253034-01), as amended by Amendment No. 1 thereto, for the registration of the Notes and certain other securities under the Securities Act of 1933, as amended (the “Securities Act”).  In this opinion letter, the foregoing registration statement, as so amended, at its effective date, including any documents and other information incorporated therein by reference, is called the “Registration Statement.”  As set forth in the Prospectus, the Notes will be issued pursuant to an Indenture, dated as of April 23, 2024 (the “Indenture”), between the Trust and U.S. Bank Trust Company, National Association, as indenture trustee (in such capacity, the “Indenture Trustee”) and note paying agent.

As such counsel, we have relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Depositor as we consider appropriate.  As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Depositor and others, and have assumed, without independent inquiry, the accuracy of those representations, statements and certificates.  In connection with this opinion, we have also examined and relied upon the Registration Statement, the Prospectus and the Indenture.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Attorneys involved in the preparation of this opinion letter are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal tax laws of the United States of America.

Based on the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that as of the date hereof, the statements in the Prospectus under the headings “Summary—Tax Status” and “Certain U.S. Federal Income Tax Consequences,” insofar as they purport to describe certain provisions of United States federal income tax law or legal conclusions with respect thereto, are correct in all material respects.

Our opinion above is based upon our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein.  This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court.  Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm in the Prospectus under the headings “Summary—Tax Status,” “Certain U.S. Federal Income Tax Consequences” and “Legal Opinions.”  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP